FIT N-SAR 04.30.16

Sub-Item 77Q1(d):

During the six-month period ended April 30, 2016, the Registrant offered the following new series and share classes:

Series	Class(es)	Registration Statement
ALPS/Metis Global Micro Cap Fund	Class A Class C Class I	Post-Effective Amendment No. 150 filed on July 10, 2015 (SEC Accession No. 0001398344-15-004432)

Post-Effective Amendment No. 150 includes the terms of the new series and classes of the ALPS/Metis Global Micro Cap Fund (the “Fund”) and are hereby incorporated by reference as part of the response to Sub-Items 77I and 77Q1(d) of the Registrant’s Form N-SAR.  The Fund began investment operations on December 23, 2015.